FOR IMMEDIATE RELEASE
                  October 26, 2005

NORFOLK SOUTHERN SETS THIRD QUARTER REVENUE RECORDS

For third quarter 2005:

     * Railway operating revenues increased 16 percent to a record
	 $2.16 billion.
     * Income from railway operations improved 13 percent to $528 million.
     * Net income was $301 million, $0.73 per diluted share.
     * Intermodal revenue climbed 17 percent to an all-time high. Coal revenue was up 22 percent on record volumes. Merchandise revenue increased 13 percent.
     * The railroad operating ratio was 75.5 percent.

NORFOLK, VA. - For the third quarter of 2005, Norfolk Southern Corporation(NYSE: NSC) reported net income of $301 million, or $0.73 per diluted share, compared with $288 million, or $0.72 per diluted share, for the same period of 2004. Third-quarter 2004 results included a gain from the Conrail corporate reorganization that increased reported results by $53 million, or $0.13 per diluted share. Third-quarter 2005 net income was 28 percent higher than the $235 million, or $0.59 per diluted share, earned in the same period of 2004 excluding the gain.

     "These good results came from the effective response of our people to the challenges of the quarter and our ability to maintain service for our customers, while moving a record-setting two million carloads of traffic," said NS Chairman and CEO David R. Goode. "While we had some unplanned costs from hurricanes and casualty claims, the quarter was very successful and continued our strong momentum."

     For the first nine months, net income was a record $919 million, or $2.24 per diluted share, an increase of 39 percent compared with $659 million, or $1.66 per diluted share, for the same period of 2004. Nine-month results for 2005 included a benefit of $96 million, or 0.23 per diluted share, from the effects of Ohio tax legislation. Net income for the first nine months of 2004 included the $53 million, or $0.13 per diluted share, gain on the Conrail reorganization. Excluding both items, net income for the first nine months would have been $823 million, or $2.01 per diluted share, in 2005, 36 percent higher than 2004 net income for the first nine months of $606 million, or $1.53 per diluted share.

	Railway operating revenues for the third quarter increased 16 percent to a record $2.16 billion compared with $1.86 billion for the same period a year earlier. For the first nine months, railway operating revenues set a record, rising 17 percent to $6.27 billion compared with $5.36 billion during the first nine months of 2004.

      General merchandise revenues reached $1.14 billion, an increase of 13 percent over $1.0 billion for the third quarter last year. For the first nine months, general merchandise revenues improved 12 percent to a record $3.37 billion compared with $3.0 billion in the year-earlier period. All merchandise markets reported revenue gains compared with the same periods a year earlier primarily due to higher average revenues, including fuel surcharges.

	During the third quarter, NS set a record by moving more than 451,000 carloads of coal. Coal revenues increased 22 percent to $546 million in the quarter and improved by 25 percent to a record $1.6 billion during the first nine months compared with the same periods last year. The revenue gains during both periods were driven by higher average revenues, robust demand for utility coal and fuel surcharges.

	For the third quarter, intermodal revenues climbed 17 percent to $471 million, the highest of any quarter in Norfolk Southern's history. For the first nine months, intermodal revenues reached a record-setting $1.31 billion, a 19 percent increase compared to the same period a year earlier. A nine percent increase in traffic volume during both periods, higher average revenues and fuel surcharges helped drive the growth.

	Railway operating expenses were $1.63 billion for the quarter, up 17 percent compared with third-quarter 2004, and $4.75 billion for the first nine months, an increase of 15 percent compared with the same period a year earlier. Higher diesel fuel prices, costs associated with additional business volume (including expenses related to hiring additional employees), maintenance activities, and adverse casualty claims costs contributed to the increases during both periods.

	For the quarter, the railway operating ratio was 75.5 percent compared with 74.7 percent during third quarter 2004. For the first nine months, the railway operating ratio improved to 75.7 percent compared with 76.9 percent during the same period last year.

	Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

                              # # #

For further information contact:
(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861
            (leanne.marilley@nscorp.com)


____________________________________________________________________



                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                   Three Months Ended
                                                        Sept. 30,
                                                   ------------------
                                                    2005        2004
                                                    ----        ----
Railway operating revenues:
  Coal                                           $    546    $    447
  General merchandise                               1,138       1,006
  Intermodal                                          471         404
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                2,155       1,857
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                           629         570
  Materials, services and rents                       462         411
  Conrail rents and services (note 1)                  31          79
  Depreciation (note 1)                               195         150
  Diesel fuel                                         189          98
  Casualties and other claims                          59          31
  Other                                                62          49
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                1,627       1,388
                                                  -------     -------

     Income from railway operations                   528         469

Other income - net (note 1)                            32          40
Interest expense on debt                             (119)       (121)
                                                  -------     -------
     Income before income taxes                       441         388

Provision for income taxes:
  Current                                              86          76
  Deferred                                             54          24
                                                  -------     -------
    Total income taxes                                140         100
                                                  -------     -------
    NET INCOME                                   $    301    $    288
                                                  =======     =======

Earnings per share:
  Basic                                          $   0.74    $   0.73
  Diluted                                        $   0.73    $   0.72

Average shares outstanding (000's):
  Basic                                           404,261     394,449
  Diluted                                         412,335     400,109

See notes to consolidated financial statements.

---------------------------------------------------------------------
                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                    Nine Months Ended
                                                        Sept. 30,
                                                    ----------------
                                                    2005        2004
                                                    ----        ----
Railway operating revenues:
  Coal                                           $  1,591    $  1,269
  General merchandise                               3,372       2,998
  Intermodal                                        1,307       1,096
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                6,270       5,363
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                         1,857       1,680
  Materials, services and rents                     1,344       1,165
  Conrail rents and services (note 1)                  97         282
  Depreciation (note 1)                               582         409
  Diesel fuel                                         501         311
  Casualties and other claims (note 4)                177         109
  Other                                               189         167
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                4,747       4,123
                                                  -------     -------

     Income from railway operations                 1,523       1,240

Other income - net (note 1)                            43          50
Interest expense on debt                             (373)       (363)
                                                  -------     -------
     Income before income taxes                     1,193         927

Provision for income taxes:
  Current                                             267         156
  Deferred (note 3)                                     7         112
                                                  -------     -------
    Total income taxes                                274         268
                                                  -------     -------
    NET INCOME (note 2)                          $    919    $    659
                                                  =======     =======

Earnings per share:
      Basic                                      $   2.28    $   1.68
      Diluted                                    $   2.24    $   1.66

Average shares outstanding (000's):
      Basic                                       403,066     392,693
      Diluted                                     410,737     396,832

See notes to consolidated financial statements.

---------------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                       Consolidated Balance Sheets
                              (Unaudited)
                              ($ millions)

                                              Sept. 30,   December 31,
                                                2005          2004
                                                ----          ----
ASSETS
Current assets:
  Cash, cash equivalents and
    short-term investments                  $  1,050      $    669
  Accounts receivable - net (note 4)             950           767
  Materials and supplies                         137           104
  Deferred income taxes                          175           187
  Other current assets                           124           240
                                             -------       -------
    Total current assets                       2,436         1,967

  Investments                                  1,608         1,499

  Properties less accumulated depreciation    20,481        20,526

  Other assets (note 4)                          908           758
                                             -------       -------
    TOTAL ASSETS                            $ 25,433      $ 24,750
                                             =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 4)                 $  1,132      $  1,090
  Income and other taxes                         262           210
  Other current liabilities                      275           239
  Current maturities of long-term debt           313           662
                                             -------       -------
    Total current liabilities                  1,982         2,201

Long-term debt (note 5)                        6,645         6,863

Other liabilities (note 4)                     1,323         1,146

Deferred income taxes                          6,567         6,550
                                             -------       -------
    TOTAL LIABILITIES                         16,517        16,760
                                             -------       -------
Stockholders' equity:
  Common stock $1.00 per share par value         427           421
  Additional paid-in capital                     890           728
  Unearned restricted stock                      (19)           (8)
  Accumulated other comprehensive loss           (33)          (24)
  Retained income                              7,671         6,893
                                             -------       -------
                                               8,936         8,010

  Less treasury stock at cost, 20,879,625
    and 20,907,125 shares, respectively          (20)          (20)
                                             -------       -------
    TOTAL STOCKHOLDERS' EQUITY                 8,916         7,990
                                             -------       -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $ 25,433      $ 24,750
                                             =======       =======

See notes to consolidated financial statements.

-----------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                  Consolidated Statements of Cash Flow
                              (Unaudited)
                              ($ millions)


                                            Nine Months Ended Sept. 30,
                                                    2005         2004
                                                    ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 919        $ 659
  Reconciliation of net income to
   net cash provided by operating activities:
    Depreciation                                       591          417
    Deferred income taxes                                7          112
    Equity in earnings of Conrail                      (28)         (45)
    Gain on Conrail corporate reorganization (note 1)   --          (53)
    Gains on properties and investments                (26)         (15)
    Changes in assets and liabilities
     affecting operations:
       Accounts receivable                            (112)        (110)
       Materials and supplies                          (33)         (10)
       Other current assets                            106           70
       Current liabilities other than debt              93          162
       Other - net                                      85           24
                                                     -----        -----
        Net cash provided by operating activities    1,602        1,211

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (578)        (669)
  Property sales and other transactions                 55           45
  Investments, including short-term                 (1,232)        (253)
  Investment sales and other transactions              553            5
                                                     -----        -----
        Net cash used for investing activities      (1,202)        (872)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends                                           (141)        (102)
  Common stock issued - net                            114           71
  Proceeds from borrowings (note 6)                    332          202
  Debt repayments (note 5)                            (863)        (426)
                                                     -----        -----
        Net cash used for financing activities        (558)        (255)
                                                     -----        -----
        Net (decrease) increase in cash
           and cash equivalents                       (158)          84

CASH AND CASH EQUIVALENTS:
  At beginning of year                                 467          284
                                                     -----        -----
  At end of period                                     309          368

SHORT-TERM INVESTMENTS AT END OF PERIOD                741          162
                                                     -----        -----

CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS AT END OF PERIOD                      $1,050        $ 530
                                                     =====        =====

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the period for:
    Interest (net of amounts capitalized)            $ 330        $ 311
    Income taxes (net of refunds)                    $ 161        $  78

See notes to consolidated financial statements.

---------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. CONRAIL CORPORATE REORGANIZATION -

   On August 27, 2004, NS, CSX and Conrail completed a corporate reorganization of Conrail that resulted in the direct ownership and control by Norfolk Southern Railway Company (NSR) of routes and assets that had previously been operated by NSR under operating and lease agreements with a Conrail subsidiary. As a part of the reorganization, NSR issued new unsecured debt obligations, which were exchanged for unsecured debt obligations of Consolidated Rail Corporation (CRC), a Conrail subsidiary. In addition,
NSR entered into new lease and sublease arrangements with CRC to support CRC's secured debt and lease obligations, and the long-term note due to Conrail was eliminated. The reorganization did not affect the Shared Assets Areas, which continue to be owned and operated by CRC. After the reorganization, "Conrail rents and services" reflects only the expenses associated with the Shared Assets Areas, and other expenses (primarily the depreciation related to the routes and assets) are reflected in their respective line items.

   This distribution resulted in a net gain of $53 million, which is included in Other income-net on the Consolidated Statement of Income. The gain increased net income by $53 million, or 13 cents per share (basic and diluted).

2. SETTLEMENTS OF COAL RATE CASES -

   During the second quarter of 2005, NS entered into settlement agreements with two utility customers that resolved their rail transportation rate cases before the Surface Transportation Board
(STB). In 2002, Duke Energy (Duke) and Carolina Power & Light (CP&L) each filed rate reasonableness complaints with the STB.
In October 2004, the STB found NS' rates to be reasonable in both cases, and at the STB's invitation, Duke and CP&L each initiated proceedings to determine if phasing constraints should apply. As a result of the settlements, NS recognized additional revenue related to the period in dispute, which net of associated expenses and income taxes increased second-quarter net income by $24 million, or 6 cents per share (basic and diluted).

3. REDUCTION OF DEFERRED TAXES -

   In the second quarter of 2005, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals. The elimination of the Corporate Franchise
Tax resulted in a reduction of NS' deferred income tax liability in the second quarter, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $96 million, or 23 cents per share (basic and diluted).

4. GRANITEVILLE DERAILMENT -

   In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005, derailment in Graniteville, SC. The liability, which includes a current and long-term portion, represents
NS' best estimate based on current facts and circumstances.
The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs. NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees. Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

Nine month results include approximately $39 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $24 million, or 6 cents per share (basic and diluted). NS expects $2 million of additional costs for the remainder of the year.

While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the recovery receivable. As a result, NS does not believe that it is reasonably likely that its net loss
(the difference between the liability and future recoveries) will be materially different than the loss recorded in the first nine months of 2005. NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention.

5. DEBT EXCHANGE -

   In the second quarter of 2005, NS issued $717 million of new unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due 2025)and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes
($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021). The $218 million cash premium payment is reflected as a reduction of debt in the Consolidated Balance Sheet and Statement of Cash Flows and will be amortized as additional interest expense over the terms of the new debt.

6. PAYMENTS TO CONRAIL -

    Payments made to Conrail in accordance with the operating and lease agreements in place before the Conrail corporate reorganization
(see note 1) reduced NS' "Net cash provided by operating activities."
A significant portion of these payments was borrowed back from a Conrail subsidiary. The net borrowings were included in NS'
"Net cash used for financing activities" and totaled $118 million in the first nine months of 2004.